Exhibit 10.13
Alex Lukianov
Chief Executive Officer

Russell Powers [ADDRESS]	October 4, 2012
Dear Russell:

Congratulations on your promotion into the role of Executive Vice President, International. At NuVasive, promotions recognize your outstanding performance standards and your consistent efforts to perpetuate and grow our culture. In your capacity as EVP, International, you will report directly to me. I would like for you to begin work in this capacity with the Company on October 5, 2012.

Your new rate of compensation will be $325,000 annually ("Base Salary"), which will be reflected on your October 15th paycheck. You will receive 15,000 Restricted Stock Units (RSUs), representing shares of NuVasive stock, with the opportunity to earn an additional 5,000 RSUs in the event that all three international regions achieve quota for 2012. These RSUs will vest over four years in accordance with the Award Documents. You will be eligible for an annual bonus in the amount of up to 60% of your Base Salary. Eligibility for this bonus is tied to achievement of Individual Performance Measures, department goals and company performance.

A new role offers tremendous opportunities to learn, stretch and engage at an even deeper level. I trust that you will take advantage of these new opportunities. As Shareowners, our common goal is to advance NuVasive's Top 3 Priorities, while demonstrating Absolute Responsiveness® in all of our interactions and exhibiting the unique combination of cultural attributes that will soon propel NuVasive to be the No. 3 spine company in the world and the first $1B Start-Up! It is an exciting, rewarding journey; I look forward to continuing it with you. Keep up the great work and let's do all we can to achieve OUTSTANDING results for the remainder of 2012!
I wish you tremendous success in your new role!
Very Truly Yours,

/s/ Alexis V. Lukianov
Alexis V. Lukianov

Please sign below indicating your understanding and acceptance of this new role and return the fully executed letter to Craig Hunsaker, Senior Vice President, Global Human Resources. You should keep a copy of this letter for your records.

/s/ Russell Powers
Russell Powers